EXHIBIT 10(t)

XEROX CORPORATION

45 Glover Avenue

Norwalk, CT 06856-4505

Amended and Restated Severance Letter Agreement

Providing Certain Benefits Upon Termination of Employment

Following a Change In Control

[Date]

Dear [Name]:

Xerox Corporation (“the Company”) considers it in the best interests of its shareholders to foster the continuous employment of key management personnel. The Board recognizes that, as with many publicly held corporations, the possibility of a Change in Control may arise, and that the uncertainty raised by this possibility may cause the departure or distraction of management personnel, to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce the continued dedication of key management personnel to their duties, without potential distraction arising from a possible Change in Control, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 3, the Company accordingly agrees that you shall receive the severance benefits set forth in this Agreement if your employment with the Company is terminated under certain circumstances following a Change in Control.

It is intended that this Agreement comply with Section 409A of the Code and the regulations thereunder and shall be construed and interpreted in a manner consistent with such intention.

1. Definitions.

(a)     Agreement shall mean the letter agreement set forth herein.

(b)     Board shall mean the Board of Directors of the Company.

(c)     Change in Control of the Company shall be deemed to have occurred if:

(i)     Any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(ii)     The following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (A) individuals who, on the date hereof constitute the Board, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)    There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)    The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of the definition of Change in Control and Potential Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in sub clause (A) of clause (iii) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

(d)    Code shall mean the Internal Revenue Code of 1986, as amended.

(e)    Company shall mean the Company or any successor thereto, including any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(f)     Date of Termination shall mean:

(i)    If your employment is terminated pursuant to a Termination by the Company For Disability, thirty (30) days after Notice of Termination is given (if you do not return to the performance of your duties on a full-time basis during such thirty (30) day period); and

(ii)    If your employment is terminated for any other reason, the date specified in the Notice of Termination, subject to clauses (iii), (iv) and (v) of this subsection.

(iii)    In the case of a Termination by the Company For Cause, the specified date shall not be less than thirty (30) days from the date the Notice of Termination is given.

(iv)    In the case of a Termination by You For Good Reason, the specified date shall not be less than fifteen (15) days nor more than sixty (60) days, from the date the Notice of Termination is given subject to Section 1(m)(viii).

(v)     The Date of Termination may be extended pursuant to Section 13.

(g)    Disability shall mean a physical or mental incapacity incurred after a Potential Change in Control which would allow you to receive benefits under the Company’s Long-Term Disability Income Plan (or any substitute plans adopted before a Change in Control).

(h)    Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

(i)     Notice of Termination shall mean the notice required to be given by you or the Company in accordance with the terms of Section 12.

(j)     Potential Change in Control of the Company shall be deemed to have occurred if:

(i)     The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)    Any person, including an Excluded Person, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii)    Any Person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 10% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)    The Board adopts a resolution to the effect that a Potential Change in Control for purposes of this Agreement has occurred.

(k)    Termination by the Company For Cause shall mean termination by the Company of your employment upon:

(i)     The willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by You For Good Reason), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(ii)     The willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)     The conviction of any crime (whether or not involving the Company) which constitutes a felony.

(iv)     For purposes of this subsection, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

(v)     A termination of your employment is not a Termination by the Company For Cause until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth in this subsection, and specifying the particulars thereof in detail.

(l)     Termination by the Company For Disability shall mean a termination by the Company of your employment following a Change in Control and during the term of this Agreement as follows. If, as a result of your incapacity due to physical or mental illness, you fail to perform your duties and shall have been receiving payments under the Company’s Long-Term Disability Income Plan, or any substitute plans adopted before the Change in Control, for a period of twelve (12) consecutive months and, within thirty (30) days after Notice of Termination is given, you shall not have returned to the full-time performance of your duties, the Company may terminate your employment pursuant to a Termination by the Company For Disability. You shall continue to receive your full base salary at the rate then in effect and your bonus and all compensation shall be paid during the period until this Agreement is terminated pursuant to this subsection. Your benefits shall thereafter be determined in accordance with the Company’s welfare benefits programs then in effect and the Company’s retirement plans then in effect.

(m)     Termination by You For Good Reason shall mean the termination by you of your employment within two years of the initial occurrence of any of the following circumstances, provided that (1) such circumstance occurs without your express written consent, after a Change in Control, and during the term of this Agreement, and (2) you properly notify the Company within 90 days of the initial occurrence of such circumstance and the Company does not remedy the circumstance within 30 days of such notice:

(i)     Subject to Section 1(m)(viii) herein, the material diminution of your authority, duties, or responsibilities from those in effect immediately prior to a Change in Control (including, without limitation, if you are an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of the surviving company);

(ii)     A material reduction in your annual base salary and/or annual target bonus as in effect on the date hereof, or as the same may be increased from time to time, except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

(iii)     A material change in the geographic location at which you are required to be based (including, without limitation, the Company requiring you to relocate outside of the metropolitan area in which you were based immediately prior to the Change in Control), except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(iv)     The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which you participate immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the Change in Control; or

(v)     The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11.

(vi)     A Termination by You For Good Reason shall be deemed to occur if, after a Change in Control, there occurs any termination or purported termination by the Company of your employment which is not accompanied by any Notice of Termination required by Section 12, and does not comply with the notice requirements (if applicable) of subsection (k) of this section (defining Termination by the Company For Cause).

(vii)     A termination by you of your employment shall not fail to be a Termination by You For Good Reason merely because of your incapacity due to physical or mental illness, or because your employment continued after the occurrence of any of the events listed in this subsection.

(viii)     Notwithstanding anything herein to the contrary, in the event of a Termination by you for Good Reason under Section 1(m)(i), no benefits are payable to you under the Agreement if, before the second anniversary of a Potential Change in Control (I) you voluntarily terminate your employment or (II) the Company remedies the circumstance described in Section 1(m)(1).

(n)     Termination by You Without Good Reason shall mean a termination by you of your employment that is not a Termination by You For Good Reason.

2. Term of Agreement

(a)    This Agreement shall be effective on [date], and shall continue in effect through December 31, [year], or the later date provided by subsection (b) or (c) of this section.

(b)    Commencing on January 1, [year], and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, (i) not later than the later of November 1 or thirty days following the meeting of the Compensation Committee of the Board held in October of the preceding year, the Company gives notice that it does not wish to extend this Agreement; or (ii) at any time, the Company gives notice that you are no longer in a position considered to be a key role in the event of a CIC. No such notice may be given during the pendency of a Potential Change in Control.

(c)    If a Change in Control occurs while this Agreement is in effect, then notwithstanding subsections (a) and (b) of this section, this Agreement shall continue in effect until the last day of the 24th month following the month in which occurs such Change in Control.

(d)    This Agreement shall terminate upon your termination of employment (which for this purpose shall include commencement of salary continuance or other severance amounts), other than a termination of employment that occurs after a Change in Control.

3.      Your Agreement to Certain Continued Employment. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company until the earliest of:

(a)    The expiration of nine (9) months from the occurrence of such Potential Change in Control,

(b)    The termination by you of your employment by reason of Disability;

(c)    The date on which you first become entitled under this Agreement to receive the benefits provided in Section 4 (or would be so entitled, except for the application of Section 14 herein, relating to section 409A of the Code.)

4.      Benefits Upon Termination.

(a)    You shall be entitled to the benefits provided by this section upon termination of your employment, if such termination occurs after a Change in Control and during the term of this Agreement, and is not (i) because of your death, (ii) a Termination by the Company For Cause, (iii) a Termination by the Company For Disability, or (iv) a Termination by You Without Good Reason.

(b)    The Company shall pay you your full base salary through your separation from service at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due.

(c)    In lieu of any further salary payments to you for periods after your separation from service, the Company shall pay a lump sum severance payment equal to [two (2) or 2.99] times the sum of:

(i)  the greater of (A) your annual rate of base salary in effect on the date Notice of Termination is given, and (B) your annual rate of base salary in effect immediately before the Change in Control, and

(ii)  the greater of (A) the annual target bonus applicable to you for the year in which Notice of Termination is given and (B) the annual target bonus applicable to you for the year in which the Change in Control occurs.

(d)    The payment under subsection (c) will be paid immediately upon your separation from service, except that it may not be paid before the earliest date permitted under Section 14 herein (relating to section 409A of the Code).

(e)    In addition to all other amounts payable to you under this section, you shall be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid, in accordance with the terms of such plans or agreements.

(f)    For the [24 or 36] month period immediately following the Date of Termination, the Company shall arrange to provide you and your dependents life, disability, accident and health insurance benefits substantially similar to those provided to you and your dependents immediately before the Date of Termination or, if more favorable to you, those provided to you and your dependents immediately before the occurrence of a Change in Control, at no greater cost to you than the cost to you immediately before such date or occurrence. Benefits otherwise receivable by you pursuant to this section shall be reduced to the extent benefits of the same type are received by or made available at no greater cost to you by a subsequent employer during the [24 or 36] month period following the Date of Termination (and any such benefits received by or made available to you shall be reported by you to the Company).

(g)    Deeming rules for certain terminations of employment before a Change in Control. For purposes of this Agreement:

(i)    Termination of your employment shall be deemed to occur after a Change in Control if (A) your employment is terminated by the Company before a Change in Control, (B) such termination was not a Termination by the Company For Cause, and (C) either such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or you reasonably demonstrate that such termination was otherwise in connection with or in anticipation of a Change in Control.

(ii)    Termination of your employment shall be deemed to be a Termination by You For Good Reason after a Change in Control if (A) before a Change in Control, you incur a Termination by You For Good Reason (or what would be such but for the fact that it occurs before a Change in Control), and (B) the circumstance or event which constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control.

(iii)    Clauses (i) and (ii) apply whether or not a Change in Control actually occurs.

(h)      All payments under the Agreement are subject to the reduction or potential reduction set forth in Section 9.

5.      Benefits upon Termination For Cause or Without Good Reason. If, following a Change in Control, your employment is terminated pursuant to a Termination by the Company For Cause, or a Termination by You Without Good Reason, the Company shall pay you your full base salary through your separation from service at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

6.      No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in Sections 4, 5, 9 or 10 herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in such sections be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, other than under subsection (f) of Section 4 (relating to certain continuing welfare benefits) and Section 8.

7.      No Waiver. Your continued employment after any event which is or might be an event listed under the definition of Termination by You For Good Reason herein shall not constitute your consent to, or your waiver of rights with respect to, any circumstances surrounding a Termination by You For Good Reason.

8.      Offset for Certain Severance Pay. If you become entitled to the lump sum severance benefit under subsection (c) of Section 4 herein, you shall not be entitled to receive severance pay under any severance pay plan, policy or arrangement maintained by the Company or any of its subsidiaries. If the Company is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation, then the lump sum severance benefit under subsection (c) of Section 4 herein shall be reduced, but not below zero, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received by you during the period of such advance notice. No offset or reduction of amounts shall be permitted to the extent it results in a prohibited substitution under Code Section 409A and regulations thereunder.

9.      Payment Calculation.

(a)      Generally, Total Payments (defined below) in connection with a Change in Control, including but not limited to payments under this Agreement, may be subject to an Excise Tax (defined below) payable by you. The Excise Tax applies only if Total Payments exceed a threshold computed under the Code and IRS regulations. Accordingly, if it is determined that the Excise Tax would apply to any payments to you in connection with a Change in Control, payments under the Agreement shall be reduced by this section if it is determined by the Accounting Firm (defined below) that such Cutback (defined below) causes the Net After Tax Amount to be greater than the Net After Tax Amount (defined below) without such Cutback.

(b)  For purposes of this Section, the following terms have the following meanings:

(i)  “Total Payments” shall mean all of the payments or benefits, paid or payable to you or for your benefit, subject to the excise tax under Section 4999 of the Code (before any reduction pursuant to this section), including any vesting of awards subject to Section 83 of the Code, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control, or any person affiliated with the Company or such person.

(ii)  “Excise Tax” shall mean the excise tax (if any) imposed under section 4999 of the Code on your Total Payments.

(iii)  “Net After Tax Amount” shall mean the amount of Total Payments net of any applicable taxes under the Code and any State or local income taxes applicable on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the payments, as in effect on the date of payment.

(c)      Amounts payable to you under the Agreement shall be reduced by an amount (“the Cutback”) if and only if it is determined that the Net After Tax Amount is greater if the Cutback is imposed than if the Cutback is not imposed.

(d)      All determinations required to be made under this Section 9 shall be made by the accounting firm that was, immediately before the Change in Control, the Company’s independent auditor (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to you within fifteen (15) business days after your Notice of Termination, or such earlier time as requested by the Company. In the event that such accounting firm is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm instead shall be the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you.

10.      Legal Fees.

(a)      The Company also shall pay to you all reasonable legal fees and expenses incurred by you with respect to the initial determination by the Accounting Firm with respect to the amount of Cutback (if any), as well as in disputing in good faith any issue hereunder relating to the termination of your employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payment shall be made immediately upon the date that is five business days after delivery of your written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

(b)       To the extent required by Section 409A of the Code and guidance thereunder, any payment by the Company under this section shall be made no later than December 31 of the calendar year following the calendar year in which you incur such fees and expenses. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, in the case of a payment by the Company to reimburse expenses incurred due to a tax audit or litigation, payment shall be made no later than December 31 of the calendar year following the calendar you in which you remit the Excise Tax or, where as a result of such audit or litigation, no taxes are remitted, December 31 of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.       Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

(b)       Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(c)       This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if no such designee, to your estate.

12.       Notice Requirement. Any termination or purported termination of your employment (except by reason of your death) by the Company or by you following a Change in Control and during the term of this Agreement shall be communicated by written Notice of Termination to the other party hereto in accordance with this section. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13.       Extension of Date of Termination. If, within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. You shall make prompt, good faith and reasonable efforts to collect any amounts you believe are owing to you, in accordance with regulations under Section 409A. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this section. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer

14.       No Payment Earlier Than Permitted Under Code Section 409A.

In no event shall any amount that is deferred compensation under Code section 409A (other than a short term deferral) payable under this Agreement upon your separation from service be paid to you under this Agreement before the date of your separation from service plus 6 months after such date if you are a specified employee (as defined for purposes of Code section 409A(a)(2)(B)).

15.       Amendment.

(a)       Except as provided in subsection (b), no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Compensation Committee of the Board.

(b)       To the extent deemed necessary or desirable by the Compensation Committee of the Board, the Agreement may be amended by an affirmative vote of the majority of the directors described in section 1(c)(ii) hereof and on the Compensation Committee in order to comply with Code section 409A and to avoid any additional tax or penalty related solely to Code section 409A. Such amendments will be effective if signed by such officer as may be specifically designated by the Compensation Committee of the Board. The provisions of this subsection (b) shall not apply at any time after the occurrence of either a Potential Change in Control or a Change in Control.

(c)       The Chief Executive Officer of Xerox Corporation or her delegate may amend the Agreement as she or he in his or her sole discretion deems necessary or appropriate to comply with Section 409A of the Internal Revenue Code and guidance thereunder.

16.       Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4, 5, 9 and 10 shall survive the expiration of the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between you and the Company, you shall not have any right to be retained in the employ of the Company.

17.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.       Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof (including, without limitation, the Severance Agreement previously entered into between you and the Company as thereafter amended and/or extended).

20.       Effective Date. This Agreement shall become effective as of the date set forth above. If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

XEROX CORPORATION

By:

Name: Ursula M. Burns

Title: Chairman and Chief Executive Officer

Agreed to as of the Date:

Name: